Exhibit 99.1

Company Contact:	Media Contact:	Investor Contact:

Evelyn Graham	Patricia Garrison	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications	Rx Communications
858-623-5665, x118	917-322-2567	917-322-2569
egraham@torreypinestherapeutics.com	pgarrison@RxIR.com	rchiger@RxIR.com

Tezampanel Meets Primary Endpoint in Phase IIb Clinical Trial in Acute Migraine Headache

- Company Plans to Move Compound Forward into Phase III -

- Conference Call Scheduled for Today at 9:00 A.M., Eastern Time -

LA JOLLA, October 22, 2007 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced that tezampanel met the primary endpoint in a 306-patient, Phase IIb clinical trial for the treatment of a single, acute migraine attack. In the study, which evaluated tezampanel administered subcutaneously, the 40 mg dose demonstrated statistically significant improvement on headache pain response at two hours post-dose compared to placebo (78.2 percent versus 58.7 percent; p=0.033, corrected for multiplicity) and the response was sustained through 24 hours post-dose. Although not powered to demonstrate statistical significance, improvement in key secondary measures at 40 mg, nevertheless, were either statistically significant (p< 0.050) or trending (p< 0.100) when compared to placebo and corroborated the results for the primary endpoint of the study. These key secondary measures included nausea or vomiting, photophobia, a sum of pain intensity scores at three and four hours post-dose, sustained headache response at 24 hours, functional disability and a composite score of core migraine symptoms at two and four hours post-dose that included measures of headache severity, nausea, vomiting, photophobia, phonophobia and functional disability. The two other doses of tezampanel, 70 mg and 100 mg, were evaluated and also demonstrated effects across various pain measures although neither dose reached statistical significance on the primary endpoint. The company intends to submit the data from this trial to the U.S. Food and Drug Administration (FDA) in order to initiate a Phase III program in acute migraine in the second half of 2008.

In this trial, all three doses of tezampanel were well-tolerated. There were no serious or medically important adverse events reported. The most common adverse events associated with all doses of tezampanel, as well as placebo, were dry mouth, somnolence, dizziness, injection site burning and injection site pain. Injection site burning and injection site pain were more frequently reported in the placebo group. For tezampanel, the overall incidence of reported adverse events was dose related with the lowest incidence at the 40 mg dose.

“These data demonstrate that tezampanel unequivocally relieved migraine pain at a dose that is safe and well-tolerated,” said Neil Kurtz, M.D., President and Chief Executive Officer of TorreyPines Therapeutics. “I am proud that TorreyPines is in a position to potentially offer migraine patients the first novel treatment option in more than a decade. We look forward to meeting with the FDA to discuss advancing tezampanel into a Phase III trial in 2008.”

“This is the second placebo-controlled trial to establish efficacy for tezampanel as a treatment for acute migraine,” said Michael Murphy, M.D., Ph.D., Chief Medical Officer of TorreyPines Therapeutics. “Previously, in a Phase IIa, double-blind, placebo and active-controlled trial, tezampanel, administered intravenously, was more effective than placebo in relieving both migraine pain and associated symptoms. The clinical trial data are encouraging and allow us to appropriately design a Phase III program in migraine.”

Clinical Trial Design

This Phase IIb trial was an in-clinic evaluation of tezampanel in patients suffering a single migraine attack, with or without aura. The clinical trial was designed as a randomized, double-blind, placebo-controlled, parallel-group, multi-center trial. A total of 306 patients were enrolled at 23 centers in the United States. Patients were equally randomized at each center to one of four treatment arms and received 40 mg, 70 mg, or 100 mg of tezampanel or placebo as a single, subcutaneous dose.

The primary purpose of the trial was to identify a dose that could be used in a Phase III development program for tezampanel in acute migraine. The primary efficacy endpoint was headache pain response at two hours post-dose. Secondary efficacy endpoints included the traditional endpoints associated with acute migraine trials. Safety and tolerability data were collected throughout the clinical trial period. Additionally, pharmacokinetic evaluations were completed in a subset of patients through 24 hours post-dose.

Biostatistical Methods

Since this was the first dose-ranging trial for tezampanel in migraine and the first efficacy trial using the subcutaneous route of administration for tezampanel, no a priori assumptions were made regarding the relationship between dose and response. In the pre-specified biostatistical analysis plan, TorreyPines addressed the possibility that any dose could be statistically significant compared to placebo for the primary endpoint. For this endpoint, appropriate corrections were included prospectively in the analytical plan to account for comparisons across dose groups. These corrections made it progressively more difficult to declare significance when multiple comparisons to placebo were performed. In accordance with the protocol-specified analysis plan, the lack of effect at 70 mg and 100 mg did not influence the conclusion that the 40 mg dose demonstrated statistical significance compared to placebo.

Study Results

A total of 306 patients were randomly assigned to receive a single, subcutaneous dose of 40 mg, 70 mg or 100 mg of tezampanel or placebo to treat one acute migraine attack. The primary endpoint of the study was headache pain response two hours post-dose, defined as a reduction of migraine pain from severe or moderate to mild or none as measured by the International Headache Society 4-point rating scale.

For the primary endpoint, a statistically significant improvement in headache pain response was observed in 78.2 percent of patients at the 40 mg dose compared to 58.7 percent of patients receiving placebo (p=0.033 corrected for multiplicity by the Hochberg procedure; p=0.011 not corrected for multiplicity). The treatment effect for the 70 mg and 100 mg dose groups did not achieve statistical significance. A total of 63.5 percent of patients at the 70 mg dose (p=0.890 corrected; p=0.577 not corrected) and 57.1 percent of patients at the 100 mg dose (p=0.890, no correction required) reported improvement in headache pain response.

TorreyPines believes that four endpoints measured at two hours post-dose will be required for approval of a treatment for migraine: headache response (the primary endpoint of this study), nausea, photophobia and phonophobia. In this study, the 40 mg dose of tezampanel achieved the following: headache response p=0.033; nausea p=0.014; photophobia p=0.056; phonophobia p=0.227. The last three p-values are not corrected for multiplicity.

Across all doses, treatment with tezampanel was well tolerated with no reports of serious or medically important adverse events. At the 40 mg dose, the most commonly reported adverse events compared to placebo were: injection site pain (5.1 percent versus 20 percent); injection site burning (3.8 percent versus 6.7 percent); dizziness (6.4 percent versus 5.3 percent); somnolence (7.7 percent versus 6.7 percent); and dry mouth (2.6 percent versus 5.3 percent). There was no difference in any dose group compared to placebo in the number of reports of vision-related adverse events.

About Tezampanel

Tezampanel is the first AMPA/kainate antagonist to be studied in a clinical trial for acute migraine and represents a novel, non-opioid, non-vascular, and non-serotonergic approach to treating multiple pain conditions including migraine. Tezampanel is an antagonist of a subgroup of glutamate receptors referred to as AMPA and kainate. These receptors are found in areas of the central and peripheral nervous system that are important for the transmission of pain. During a migraine attack, levels of glutamate increase and activate these receptors, facilitating the transmission of pain impulses. Tezampanel, by blocking the binding of glutamate to these receptors, is believed to inhibit the transmission of pain signals that lead to migraine headaches.

NGX426, Oral Prodrug of Tezampanel

TorreyPines is also developing NGX426, an oral prodrug of tezampanel. In an ongoing Phase I study, NGX426 appears safe and well-tolerated at doses the company believes may be effective in relieving chronic pain, including migraine pain. TorreyPines plans to initiate a Phase II study of NGX426 in acute migraine in 2008. As an oral prodrug of tezampanel, NGX426 broadens TorreyPines’ portfolio by providing an additional route of administration to potentially address the varied and unmet needs of migraine and pain sufferers.

About Acute Migraine Headaches

Migraine is a debilitating neurological condition characterized by an intense and disabling episodic headache. According to the National Headache Foundation, an estimated 30 million people in the U.S. suffer from migraines. More than 50 percent of migraine sufferers endure from one to four migraine attacks per month. In addition to headache pain, migraine attacks are frequently accompanied by photophobia, phonophobia, nausea, and vomiting. Although once thought to be primarily caused by vascular changes in the brain, some researchers now consider migraine a neurological disorder.

Conference Call/Webcast Information

TorreyPines will host a conference call and webcast to discuss the Phase IIb results.  The call is scheduled for today, October 22nd at 9:00 A.M. Eastern time.  To participate in this call, dial 913-312-0406, passcode: 4983877, shortly before 9:00 A.M., Eastern time.  The webcast with slides can be accessed at: www.torreypinestherapeutics.com.  For a limited period following the call, a replay of the call will be available, beginning at 12:00 P.M. Eastern time; the replay can be accessed by calling 719-457-0820, passcode: 4983877.

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a clinical stage biopharmaceutical company committed to the discovery, development and commercialization of novel small molecules to treat diseases and disorders of the central nervous system (CNS). Led by an accomplished management team, TorreyPines is leveraging novel drug targets and technologies to potentially deliver new CNS therapies for chronic pain, including migraine and neuropathic pain; and cognitive disorders, including cognitive impairment associated with schizophrenia and Alzheimer’s disease. Further information is available at www.torreypinestherapeutics.com.

This press release contains, and the conference call and audio webcast will contain, forward-looking statements or predictions. Such forward-looking statements include statements regarding the potential for tezampanel as a treatment for migraine, the potential for tezampanel to offer a unique approach to the management of pain, the potential timing, development and initiation of Phase III clinical trials, the potential of NGX426 to treat chronic pain, including migraine, the planned timing for initiation of a Phase II study of NGX426 in acute migraine, the potential market opportunity for tezampanel and NGX426, and progress of the company’s development programs. Such statements are subject to numerous risks, and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. Statements regarding TorreyPines Therapeutics’ product candidates are subject to risks and uncertainties regarding development, regulatory approval and commercialization, including whether the results of the Phase IIb trial are predictive of results in subsequent trials of tezampanel, whether the secondary measures in the Phase IIb trial are meaningful indicators of the efficacy of tezampanel, whether further testing of tezampanel will result in data sufficient to support regulatory approval, whether AMPA/kainate antagonists will prove to be safe and effective treatments for migraine and other pain conditions, whether clinical trials of NGX426 will have results comparable to those of tezampanel, whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of its drug candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of its drug candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of its drug candidates will support an NDA filing, will be approved by the FDA or its equivalent, or if approved, will prove competitive in the market; or whether the necessary financing to support its drug development programs will be available. Actual results may differ materially from the above forward-looking statements due to a number of other important factors. These and other risks which may impact management’s expectations are described in greater detail in the TorreyPines Therapeutics’ annual report on Form 10-K for the year ended December 31, 2006 as well as TorreyPines Therapeutics’ subsequent filings with the Securities and Exchange Commission. TorreyPines Therapeutics undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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